Exhibit 99.1
TERMINATION OF
INDEPENDENT CONSULTING AGREEMENT

THIS TERMINATION AGREEMENT (the “Termination Agreement”) is made effective as of March 15, 2006 (the “Effective Date”), between Trestle Holdings, Inc., a Delaware corporation with a principal place of business at 199 Technology Dr. Suite 105, Irvine, California 92618 (“Trestle”), on the one hand, and Michael Doherty (“Consultant”), on the other hand. Trestle and Consultant may be referred to herein as the “Parties” collectively, or as Trestle or Consultant, individually.

WHEREAS, Trestle Holdings, Inc. (“Trestle”) and Michael Doherty (“Consultant”) are parties to a certain Independent Consulting Agreement effective as of June 1, 2005 (the “Consulting Agreement;” capitalized terms used herein without definition shall have the respective meanings set forth in the Consulting Agreement) which was amended in September 2005 (“Amendment”) and ;

WHEREAS, the parties wish to terminate the Consulting Agreement as part of Trestle’s measures to preserve liquidity while it explores strategic alternatives to maximize shareholder value, whether in the form of a strategic acquisition, or joint venture in which Trestle or its shareholders are an equal or minority party in interest, a capital raise from a strategic partner involving a change in control or a sale of the company by asset sale, merger or otherwise (each, a “Strategic Transaction”);

NOW THEREFORE, the parties agree that the Consulting Agreement shall be terminated as follows:

1.    The Parties wish to terminate the Consulting Agreement as of March 15, 2006.
2.    Trestle agrees to pay Consultant $18,750 (“Payment”). Consultant agrees that in consideration of this Payment, hereby releases and discharges in full all outstanding liabilities and obligations under the Consulting Agreement. Consultant will no longer be reimbursed for an administrative assistant or office space.
3.    This Termination Agreement supersedes any prior understandings or agreements, whether oral or written, between the Parties.

IN WITNESSETH WHEREOF, the parties have entered into this Termination Agreement.

TRESTLE HOLDINGS, INC.

By: _______________________
Michael Hope

CONSULTANT

___________________________
Michael Doherty